                                                                 Exhibit 21


                           Subsidiaries of Registrant


          The registrant owns 100% of the issued and outstanding Capital Stock of TruServ Real Estate Agency, Inc., TruServ Specialty Company, LLC, TruServ Acceptance Co., Inc., TruServ Logistics Company, and General Paint and Manufacturing Co., all Illinois corporations, indirectly through TruServ Acceptance, Co., 100% of the issued and outstanding Capital Stock of Warner True Value Hardware, Inc., a Minnesota corporation and indirectly through TruServ Real Estate Agency, Inc., 100% of the issued and outstanding capital stock of True Value de Mexico, S.A. de C.V., a Mexican Corporation. The accounts of these subsidiaries have been consolidated with the registrant's at December 31, 1997, and December 28, 1996.

          In January 1992, the registrant formed a Canadian subsidiary, Cotter Canada Hardware & Variety Company, Inc., owning 100% of the issued and outstanding Capital Stock. Indirectly, through this subsidiary, the registrant owns 100% of the issued and outstanding voting Preferred Stock of the Canadian cooperative, Cotter Canada Hardware and Variety Cooperative,
Inc.